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                                                                                Exhibit 11

                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)



                                                        QUARTER ENDED                 NINE MONTHS ENDED
                                                ------------------------------    ----------------------------
                                                SEPTEMBER 26,    SEPTEMBER 27,    SEPTEMBER 26,   SEPTEMBER 27,
                                                    1998            1997              1998            1997
                                                -------------    ------------     -------------   -------------
Average shares outstanding during the period          63,753           66,072          64,967            66,447
                                                -------------    ------------     -------------   -------------
Incremental shares under stock options
computed under the treasury stock method using
the average  market price of issuer's stock
during the period..........................               -                -              -                 -
                                                -------------    ------------     -------------   -------------
   Total shares for diluted
EPS........................................           63,753           66,072          64,967            66,447
                                                =============    ============     =============   =============
Loss applicable to common shareholders:
   Continuing operations...................       $   (8,354)      $  (42,002)     $     (158)       $  (19,137)
   Discontinued operations.................               -              (496)             -              4,306
   Gain on sale of discontinued operations.               -            76,449              -            161,741
   Extraordinary loss......................               -                -           (3,679)             (721)
                                                -------------    ------------     -------------   -------------
   Net income (loss).......................       $   (8,354)      $   33,951      $   (3,837)       $  146,189
                                                =============    ============     =============   =============
Income (loss) per basic and diluted common share:
   Continuing operations...................       $     (.13)      $     (.64)     $       -         $     (.29)
   Discontinued operations.................               -              (.01)             -                .07
   Gain on sale of discontinued operations.               -              1.16              -               2.43
   Extraordinary loss......................               -                -             (.06)             (.01)
                                                -------------    ------------     -------------   -------------
   Net income (loss).......................       $     (.13) $           .51      $     (.06)       $     2.20
                                                =============    ============     =============   =============
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